FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206361-12

-----Original Message-----

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) [mailto:sjpm2@bloomberg.net]

Sent: Friday, October 13, 2017 4:16 PM

Subject: ?PRICING DETAILS? $958.043MM JPMDB 2017-C7 **PUBLIC CMBS*

JPMDB COMMERCIAL MORTGAGE SECURITIES TRUST 2017-C7 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2017-C7

JOINT BOOKRUNNERS:	J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC.

CO-LEAD MANAGERS:	J.P. MORGAN SECURITIES LLC, DEUTSCHE BANK SECURITIES INC.

CO-MANAGERS:	DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.

RATING AGENCIES:	MOODY'S/FITCH/DBRS

OFFERING TYPE:	SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS	SIZE	WAL	CERT	CERT	BENCH	CPN	YLD	$PX

	(M/F/D)	($MM)	(YR)	C/E	LTV	+SPD	(%)	(%)

A-1	Aaa/AAA/AAA	27.657	2.63	30.000%	40.1%	IS+24	2.0808	2.0555	99.9998

A-2	Aaa/AAA/AAA	54.016	4.88	30.000%	40.1%	IS+48	3.1247	2.4558	102.9996

A-3	Aaa/AAA/AAA	60.700	6.64	30.000%	40.1%	IS+80	3.0477	2.8783	100.9999

A-4	Aaa/AAA/AAA	275.000	9.65	30.000%	40.1%	IS+81	3.1467	3.0306	100.9990

A-5	Aaa/AAA/AAA	287.683	9.79	30.000%	40.1%	IS+83	3.4092	3.0571	102.9995

A-SB	Aaa/AAA/AAA	47.404	7.33	30.000%	40.1%	IS+67	3.2419	2.7835	102.9995

A-S	Aa3/AAA/AAA	104.807	9.83	20.250%	45.7%	IS+113	3.7125	3.3588	102.9999

B	NR/AA-/AA	55.091	9.88	15.125%	48.7%	IS+140	3.9854	3.6311	102.9995

C	NR/A-/A(low)	45.685	9.88	10.875%	51.1%	IS+175	WAC	3.9813	102.1760

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$1,105,333,296

NUMBER OF LOANS:	41

NUMBER OF PROPERTIES:	201

WA CUT-OFF LTV:	57.3%

WA MATURITY LTV:	52.5%

WA U/W DSCR:	2.24x

WA U/W NOI DEBT YIELD:	11.6%

TOP TEN LOANS %:	51.1%

WA TERM TO MATURITY (MOS):	113

WA REMAINING AMORTIZATION TERM (MOS):	349

WA SEASONING (MOS):	2

LOAN SELLERS:	GERMAN AMERICAN CAPITAL CORPORATION (50.8%) JPMORGAN CHASE BANK, N.A. (49.2%)

RISK RETENTION:	AN ELIGIBLE HORIZONTAL RESIDUAL INTEREST WILL BE RETAINED BY KKR REAL ESTATE CREDIT OPPORTUNITY PARTNERS AGGREGATOR I L.P. AND AN ELIGIBLE VERTICAL RESIDUAL INTEREST WILL BE RETAINED BY GERMAN AMERICAN CAPITAL CORPORATION

TOP 5 PROPERTY TYPES:	OFFICE (33.0%), HOTEL (18.9%), INDUSTRIAL (18.2%), MIXED USE (11.2%), RETAIL (6.4%), SELF STORAGE (6.2%). MULTIFAMILY (6.0%)

TOP 5 STATES:	CA (19.4%), TX (15.9%), NY (13.7%), MA (6.2%), DC (5.8%)

MASTER SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

OPERATING ADVISOR:	PENTALPHA SURVEILLANCE LLC

ASSET REPRESENTATIONS REVIEWER:	PENTALPHA SURVEILLANCE LLC

DIRECTING CERTIFICATEHOLDER:	KKR REAL ESTATE CREDIT OPPORTUNITY PARTNERS AGGREGATOR I L.P.

DOCUMENTS & TIMING

TERM SHEET, ANNEX A:	AVAILABLE

PRELIMINARY PROSPECTUS:	ATTACHED

ANTICIPATED PRICING:	PRICED

ANTICIPATED SETTLEMENT:	ON OR ABOUT OCTOBER 31, 2017

ROADSHOW

HARTFORD, BREAKFAST:	WED 10/11 @ 8:15am EST, Hartford Marriott Downtown

BOSTON, LUNCH:	WED 10/11 @ 12.00pm EST, Boston Harbor Hotel

MINNEAPOLIS, BREAKFAST:	THUR 10/12 @ 8:00am CST, Marquette Hotel

RECORDED PRESENTATION: https://urldefense.proofpoint.com/v2/url?u=http-3A__www.netroadshow.com&d=DwIGaQ&c=Od00qP2XTg0tXf_H69-T2w&r=IlfqLUZ5rrsz6lA74CDLFf6BXB2dRjlgLhfJ7oz7SRA&m=lKp6iAoHHyqsneCRLPv8rH-QCECOkD3znHZyoPkxsTk&s=mCsVTijdVPq2XljTbrR1KetlRhVKz7bCGt-WsiA9mcY&e=

ENTRY CODE:	JPMDB2017

JPM SPG SYNDICATE CONTACTS

ANDY CHERNA	212-834-4154

ANUSHA JOLY	212-834-4154

JENNIFER KORNBLAU	212-834-4154

MAGGIE D'ARCY	212-834-4154

JPM CMBS BANKING CONTACT

KUNAL SINGH	212-834-5467

BRADLEY HORN	212-834-9708

JPM CMBS TRADING DESK CONTACT

ANDY TAYLOR	212-834-3111

AVINASH SHARMA	212-834-3111

DEUTSCHE BANK TRADING DESK CONTACTS

RYAN HORVATH	212-250-5149

DANIEL PENN	212-250-5149

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-400-7834 or emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.

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This announcement (which includes the attached PDF files) shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities referenced in this announcement in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.

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